		Exhibit 99(c)
Household Finance Corporation
Household Affinity Funding Corporation III
Household Affinity Credit Card Master Note Trust I, Series 2003-3

Original Class A Principal	903,875,000.00
Number of Class A Bonds (000's)	903,875.00
Original Class B Principal	59,750,000.00
Number of Class B Bonds (000's)	59,750.00
Original Class C Principal	36,375,000.00
Number of Class C Bonds (000's)	36,375.00

Distribution Date		2003 Totals

CLASS A
Class A Principal Distributions		0.00
Class A Interest		3,401,080.77

CLASS B
Class B Principal Distributions		0.00
Class B Interest		268,725.63

Class C
Class C Principal Distributions		0.00
Class C Interest		243,773.13